Exhibit 99.1

Onconova Therapeutics Regains Compliance with Nasdaq Continued Listing Requirement

NEWTOWN, Pa., June 22, 2021 (GLOBE NEWSWIRE) – Onconova Therapeutics, Inc. (NASDAQ: ONTX) (“Onconova”), a biopharmaceutical company focused on discovering and developing novel products for patients with cancer, announced that on June 17, 2021 it received a letter from The Nasdaq Stock Market LLC stating that the Company has regained compliance with the minimum bid price requirement of Nasdaq Listing Rule 5550(a)(2), as the Company’s common stock had a closing bid price of at least $1.00 per share for 18 consecutive business days, from May 21, 2021 to June 16, 2021.

About Onconova Therapeutics, Inc.

Onconova Therapeutics is a clinical-stage biopharmaceutical company focused on discovering and developing novel products for patients with cancer. The Company has proprietary targeted anti-cancer agents designed to disrupt specific cellular pathways that are important for cancer cell proliferation.

Onconova’s novel, proprietary multi-kinase inhibitor ON 123300 is being evaluated in two separate and complementary Phase 1 dose-escalation and expansion studies. These trials are currently underway in the United States and China.

Onconova’s product candidate rigosertib is being studied in an investigator-initiated study program, including in a dose-escalation and expansion Phase 1/2a investigator-initiated study targeting patients with KRAS+ non-small cell lung cancer with oral rigosertib in combination with nivolumab. In addition, Onconova continues to conduct preclinical work investigating rigosertib in COVID-19.

For more information, please visit www.onconova.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. These statements relate to Onconova’s expectations regarding the registered direct offering, its patents and clinical development plans including [patient enrollment timelines and] indications for its product candidates. Onconova has attempted to identify forward-looking statements by terminology including "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," "approximately" or other words that convey uncertainty of future events or outcomes. Although Onconova believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the success and timing of Onconova's clinical trials and regulatory agency and institutional review board approvals of protocols, Onconova’s ability to maintain its Nasdaq listing, the timing of the Company’s annual stockholder meeting, market conditions and those and those discussed under the heading "Risk Factors" in Onconova's most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statements contained in this release speak only as of its date. Onconova undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Avi Oler

Onconova Therapeutics, Inc.

267-759-3680

ir@onconova.us

https://www.onconova.com/contact/

Investor Contact:

Bruce Mackle

LifeSci Advisors, LLC
646-889-1200
bmackle@lifesciadvisors.com